Exhibit 10.11

May 3, 2021

Valerie Morisset, Ph.D.

Dear Valerie,

Valerie Morisset’s (the “Executive” or “you”) Employment Agreement with Eliem Therapeutics (UK) Ltd (the “Company” or “we”)

Your employment with the Company as President & Chief Scientific Officer, commenced on 1 April 2019 subject to the terms and conditions of employment described in a letter agreement dated March 15, 2019 (including the schedules, annexures and/or exhibits thereto, the “Original Agreement). No employment with a previous employer counts towards your period of continuous employment with the Company.

In consideration of the contributions that you have made and we expect you will make to the success of the Company and the Group, the Company and you mutually agree to amend and restate the Original Agreement with effect from January 1, 2021 with the terms of this letter agreement (including all schedules, annexures and/or exhibits hereto, the “Agreement”).

In this Agreement, “Group Companies” or “Group” means the Company and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company or such companies, as such terms are defined in s 1159, s 1162 (together with Schedule 7 and the definition of “parent company” in s 1173), s 1161 and Schedule 6 of the Companies Act 2006, and “Group Company” means any of them.

This Agreement is effective as of January 1, 2021 (the “Effective Date”).

Duties and Extent of Service

As Executive Vice President, R&D and Chief Scientific Officer, for the Company, you will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as the Company may from time to time designate. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and Group (to the extent applicable to you) and any changes therein which may be adopted from time to time by the Group. You will be expected to devote your full business time and effort to the business and affairs of the Company.

Place of Work

Your normal place of work is Cambridge, United Kingdom or such other place within ten (15) miles thereof as we may reasonably determine. You will not be required to work outside the United Kingdom for more than one month during your employment.

Compensation

In consideration of your employment with the Company, the Company will pay you an annualized base salary of £252,350 per year (the “Base Salary”) which shall accrue from day to day at a rate of 1/260 of your annual salary and be payable monthly in arrears on or about the 25th day of each calendar month directly into your nominated bank or building society account, representing payment for all hours worked by you for the Company, less applicable taxes and withholding, payable in accordance with the Company’s standard payroll practices.

Your Base Salary will be reviewed annually and may be increased from time to time at the Company’s discretion without affecting the other terms of your employment. There is no obligation to award an increase. There will be no review of your Base Salary after notice has been given by either party to terminate your employment.

Stock Option Grant

Details of your entitlement to stock options has been provided to you separately. The terms of your employment shall not be affected in any way by your participation or entitlement to participate in any long term incentive plan or share option scheme. Such schemes and/or plans shall not form part of the terms of your employment (express or implied). In calculating any payment, compensation or damages on the termination of your employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to you, no account shall be taken of your participation in any such schemes and/or plans referred or any impact upon participation such termination may have.

Benefits

You will be eligible to participate in the Company’s standard employee benefit plans in accordance with the terms and conditions of the plans applicable to employees resident in the United Kingdom, and applicable policies which may be in effect from time to time. The Company currently operates a life assurance and private medical insurance (for employee and dependents) schemes, subject to the rules and eligibility requirements of such plans and to your health not being such as to prevent the Company from being able to obtain cover on reasonable terms.

The Company shall only be obliged to make any payment under any benefit scheme where it has received payment from the relevant scheme provider for that purpose. If a scheme provider refuses to provide any benefit to you, whether based on its own interpretation of the terms and/or rules of the relevant scheme or otherwise, the Company shall not be liable to provide you with any replacement benefit whatsoever or pay any compensation in lieu of such benefit. The Company, in its absolute discretion, reserves the right to discontinue, vary or amend any of the schemes (including the provider and/or level of cover provided under any scheme) at any time on reasonable notice to you.

Pension

You are eligible to be a member of the pension scheme offered by the Company (or such other registered pension scheme as we may set up to replace the pension scheme). While you are a member of the pension scheme, the Company shall contribute an amount equal to 10% your Base Salary to the pension scheme during each year of your employment. The Company’s contributions to the pension scheme shall be payable in equal monthly instalments in arrears, and shall be subject to the rules of the pension scheme and the tax reliefs and exemptions available from HM Revenue & Customs, as amended from time to time.

It has been agreed that should the Company’s total employer pension contributions reach a level that your annual pension allowance will be exceeded, you will be eligible to receive an additional salary supplement in lieu of the unused element of the 10% employer pension contribution, on the understanding that this is cost neutral to the Company. You will receive the cash-in-lieu element through payroll on a monthly basis, minus the amount equivalent to the employer national insurance contributions in force at the time (currently 13.8%) and such other deductions of income tax and national insurance contributions as the Company is required by law to make. This is a discretionary payment made on behalf of the Company due to your specific individual circumstances. The Company reserves the right to review the payment should any changes be made to the level of employer pension contributions or pension allowances in the future.

Expenses

The Company will reimburse to you all expenses properly, necessarily and reasonably incurred by you in the proper performance of your duties, provided that on request you will provide the Company with such receipts, invoices or other evidence of actual payment of such expenses as the Company may reasonably require.

Data Protection

During your employment, you shall comply with any Company data protection policy from time to time in force and with all applicable data protection obligations. You acknowledge that the Company or any Group Company may process personal data (as defined by the General Data Protection Regulation 2016/679 and any other relevant legislation) relating to you for (amongst other reasons) legal, personnel, administrative and management purposes, which may include the processing of special categories of data (as defined in the General Data Protection Regulation 2016/679 and any other relevant legislation) relating to you.

You further acknowledge that the Company may carry out such processing of your personal data, where it is necessary:

•	to comply with legal requirements; and/or

•	for the performance of a contract with you; and/or

•	for the purpose of legitimate interests pursued by the Company of any Group Company

The Company may provide you with further information in writing regarding its processing of your data from time to time, including in the form of a Privacy Notice.

Hours of Work

Your normal hours of work are between 9:00 A.M. London time and 5:00 P.M. London time, Mondays to Fridays inclusive, with a lunch break of one hour. You may be required to work such additional hours as are necessary for the proper performance of your duties without extra remuneration.

Regulation 4(1) of the Working Time Regulations 1998 (the “WTR”) provides that a worker’s average working time, including overtime, must not exceed 48 hours for each seven- day period (to be averaged over a period of 17 weeks) unless the worker agrees that this regulation will not apply to his or her employment. In accordance with Regulation 5 of the WTR you agree that Regulation 4(1) will not apply to your employment with the Company.

At any time during your employment, you or the Company may give three months’ prior written notice that this opt-out clause will cease to apply with effect from the expiry of the said notice.

Holidays

You will be eligible to accrue and use up to 25 days’ paid holiday during each holiday year. In addition you are entitled to take the usual public holidays in England and Wales. The Company’s holiday year runs between January 1 and December 31. If your employment starts or finishes part way through the holiday year, your holiday entitlement during that year shall be calculated on a pro-rata basis rounded up to the nearest half day. Holiday dates must be agreed by the Chief Executive Officer in writing in advance.

You are permitted to carry forward a maximum of 5 days of accrued but unused holiday from one holiday year to the following holiday year and any such carried forward holiday must be used by 31 March in that following holiday year. Subject to the foregoing exception, you cannot carry untaken holiday entitlement forward from one holiday year to the following holiday year unless you have been prevented from taking it in the relevant holiday year by one of the following: a period of sickness absence or statutory maternity leave. In cases of sickness absence, carry-over is limited to four weeks’ holiday per year less any leave taken during the leave year that has just ended. Any such carried over holiday which is not taken within eighteen months of the end of the relevant holiday year will be lost.

We shall not pay you in lieu of untaken holiday except on termination of employment. The amount of such payment in lieu shall be 1/260th of your salary for each untaken day of your entitlement.

If you have taken more holiday than your accrued entitlement at the date your employment terminates, we shall be entitled to deduct the excess holiday pay from any payments due to you calculated at 1/260th of your salary for each excess.

Incapacity

If you are absent from work due to incapacity you must notify the Chief Executive Officer of the reason for your absence as soon as possible but no later than 11:59 P.M. London time on the end of the first day of absence.

In all cases of absence, a self-certification form must be completed on your return to work and supplied to the Chief Executive Officer. For any period of incapacity which lasts for more than seven consecutive days, a doctor’s certificate stating the reason for absence must be obtained and supplied to the Chief Executive Officer. Further certificates must be obtained if the absence continues for longer than the period of the original certificate.

Provided that you have complied with the Company’s notification and certification procedures and general terms relating to sickness absence, you will be entitled to be paid your normal basic pay for periods of sickness absence up to a maximum of 12 weeks in aggregate in rolling 12-month period. Any payments made thereafter will be at the sole discretion of the Company. Payments of sick pay include Statutory Sick Pay and will be reduced by any state sickness benefit you may be entitled to receive.

The Company reserves the right to withhold payment of Company sick pay if you fail to comply with the provisions of the Company’s notification and certification procedures or if you are subject to disciplinary proceedings.

Nondisclosure, Developments and Non-Competition

As part of your employment with the Company, you will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and Group Companies and its or their present and future business plans and operations. As a result, in order to protect the Company’s and Group’s substantial investment of time and money in the creation and maintenance of its confidential information and goodwill with its customers, clients, and collaborators, your employment is contingent upon your signing the Company’s standard Non-Disclosure, Developments and Non-Competition Agreement (the “NDDNC Agreement”) and your continued willingness to abide by its terms. The NDDNC Agreement also contains post-employment restrictive covenant provisions. A copy is attached as Exhibit A.

By the same token, the Company expects you to abide by and honor the terms of any agreements you may have with your prior employers. By signing below, you confirm that you are not subject to any employment or consulting agreements (including without limitation a non-competition, customer non-solicitation, confidentiality or other similar provision) that would prevent you from fulfilling, or otherwise affect the performance of, your job duties for the Company.

Also, just as the Company regards the protection of our confidential information as a matter of great importance, we also respect that you may have an obligation to your prior employers to safeguard the confidential information of those companies. The Company respects these obligations, and expects you to honor them as well. To that end, we expect that you have not taken any documents or other confidential information from your prior employer. Further, we want to make it perfectly clear you should not bring with you to the Company, or use in the performance of your duties for our Company or the Group, any proprietary business or technical information, materials or documents of a former employer, or otherwise disclose or use any former employer’s confidential information.

Termination and Notice Period

The period of written notice required from you or the Company to terminate your employment will be six (6) months.

We may at our discretion terminate your employment with immediate effect and make a payment to you of a sum equal to the basic salary, bonus (if awarded by the Board of Directors) and the cost to the Company of any benefits you would have received during your notice period (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions (the “PILON”).

In the event of the termination of your employment the payment(s), if any, to be provided to you are governed by the terms set out at Exhibit B.

Garden Leave

Following service of notice to terminate your employment by either party, or if you purport to terminate your employment in breach of contract, or if senior management so decides, at any time during your employment, senior management may by written notice require you not to perform any services (or to perform only specified services) for the Company until the termination of your employment or on a specified date. During any period of garden leave, the Company shall be under no obligation to assign any duties to or vest any powers in you and shall be entitled to exclude you from its premises, and require you not to contact any customers, suppliers or employees provided that this shall not affect your entitlement to receive your basic salary and contractual benefits. During any such period of exclusion you will continue to be bound by all the provisions of this Agreement and shall at all times conduct yourself with good faith towards the Company and the Group.

During any period of garden leave, except during any periods taken as holiday in the usual way, you will ensure that senior management knows where you will be and how you can be contacted during each working day. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of garden leave.

Nothing in these terms and conditions or Exhibit B prevents the Company from terminating your employment summarily without notice or payment in lieu in the event of gross misconduct or if you commit a serious breach of your obligations as an employee or for Cause (as defined in Exhibit B).

Disciplinary and Grievance Procedures

We operate the ACAS disciplinary and grievance procedures applicable to your employment, copies of which are available from the Chief Executive Officer or the Company’s Human Resources Consultant. These procedures do not form part of your contract of employment. If you wish to appeal against a disciplinary decision you may apply in writing to the Chief Executive Officer. If you wish to raise a grievance you may apply in writing to the Chief Executive Officer.

Collective Agreements

There is no collective agreement which directly affects your employment.

Entire Agreement; Amendment

This Agreement (together with the NDDNC Agreement contemplated hereby) sets forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of your employment or engagement by the Company. No prior agreement (including the Original Agreement), whether written or oral, shall be construed to change or affect the operation of this Agreement in accordance with its terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this Agreement is hereby revoked and superseded. No variation of this Agreement shall be effective unless it is in writing and signed by the Company and you.

Counterparts

This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with English law (except solely for any references to United States legislation in Exhibit B, which shall be construed and interpreted in accordance with the law of the State of Washington).

Each of the parties irrevocably submits for all purposes in connection with this Agreement to the non-exclusive jurisdiction of the English courts.

We remain excited to have you on the team! Please indicate your acceptance of this offer and the terms and conditions thereof by signing both this letter agreement and Exhibit A, and returning fully signed copies to James B. Bucher.

ELIEM THERAPEUTICS (UK) LTD

By:	/s/ Valerie Morisset
Name: Valerie Morisset, Ph.D.
Title: EVP, R&D and Chief Scientific Officer
For and on behalf of the Company

ELIEM THERAPEUTICS, INC.

By:	/s/ Robert Azelby
Name: Robert W. Azelby
Title: Chief Executive Officer

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this Agreement prior to signing hereunder and, accordingly, accept and agree to them.

Accepted and agreed by:

/s/ Valerie Morisset
Valerie Morisset, Ph.D.
In my personal capacity as an employee of the Company

Date: 15/07/2021

EXHIBIT A

NONDISCLOSURE, DEVELOPMENTS AND NON-COMPETITION AGREEMENT

THIS NONDISCLOSURE, DEVELOPMENTS AND NON-COMPETITION AGREEMENT, effective as of the date signed below (this “Agreement”), is between Eliem Therpaeutics (UK) Ltd, a company registered in England and Wales with company number 11893311 (hereinafter called the “Company”), and You (hereinafter called the “Signatory”) and is made for the express benefit and protection of the Company, and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company or such companies, as such terms are defined in s 1159, s 1162 (together with Schedule 7 and the definition of “parent company” in s 1173), s 1161 and Schedule 6 of the Companies Act 2006, and any division, unit or affiliate thereof that Signatory provides services to or that Signatory receives Confidential Information from or about (collectively the “Company Group”).

WHEREAS, the Signatory is currently an officer, employee, or director of the Company; and

WHEREAS, it is a condition precedent to the continuation of the Signatory’s employment or association with the Company, whether as an officer, employee, or director that the Signatory shall enter into this Agreement with the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto hereby mutually agree as follows:

1. Confidential Information.

(a) For purposes of this Agreement, the term “Confidential Information” shall mean an item of information, or a compilation of information in any form (tangible or intangible), related to the Company Group’s business, that the Company Group has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes but is not limited to: (A) product designs and formulations, un-patented inventions, and trade secrets; (B) information regarding the Company Group’s plans for research and development or for new products; (C) engineering or manufacturing information pertaining to the Company Group or any of its operations or products; (D) information regarding regulatory matters pertaining to the Company Group; (E) information regarding any acquisition, strategic alliance or joint venture effected by the Company Group or any proposed acquisition, strategic alliance or joint venture being considered by the Company Group; (F) information regarding the status or outcome of any negotiations engaged in by the Company Group; (G) information regarding the existence or terms of any commercial contract entered into by the Company Group; (H) information regarding any aspect of the Company Group’s intellectual property position; (I) information regarding prices or costs of the Company Group; (J) information regarding any aspect of the Company Group’s business strategy, including, without limitation, the Company Group’s marketing, selling and distribution strategies; (K) information regarding customers or suppliers of the Company Group; (L) business plans, budgets, unpublished financial statements and unpublished financial data of the Company Group; (M) information regarding marketing and sales of any actual or proposed product or services of the Company Group; (N) compilations of information which derives its value from the compilation; and (O) any other information that the Company may designate as confidential. The presence of non-confidential items of information within an otherwise confidential compilation of information will not remove the compilation itself (the information in its compiled form) from the protection of this Agreement. Signatory acknowledges that items of Confidential Information are the Company’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company, and thus, should be treated as Company’s trade secrets.

(b) The Signatory acknowledges that, except to the extent otherwise provided below in this Section 1(b) or in Section 1(d) hereof, all Confidential Information disclosed to or acquired by the Signatory is a valuable, special, and unique asset of the Company Group and is to be held in trust by the Signatory for the Company Group’s sole benefit. Except as otherwise provided below in this Section 1(b) or in Section 1(d) hereof, the Signatory shall not, at any time (including, without limitation, after the termination of the Signatory’s association with the Company as an employee, officer and/or director), use for himself, herself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company. Notwithstanding anything in this Section 1(b) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Signatory may disclose or use Confidential Information in performing his, her or its duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of his, her or its association with the Company as an employee, officer and/or director; and (B) the Signatory may disclose any Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Signatory promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company’s expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

(c) The Signatory acknowledges and agrees that the Company has received, and may receive in the future, confidential or proprietary information from third parties (“Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Confidential Information and to use it only for certain limited purposes. During the term of the Signatory’s association with the Company as an employee, officer and/or director (the “Term”) and at all times thereafter, the Signatory shall hold Third Party Confidential Information in the strictest confidence and will not use or disclose to anyone any Third Party Confidential Information, unless expressly authorized in writing by the Company or unless otherwise provided below in this Section 1(c) or in Section 1(d) below. Notwithstanding anything in this Section 1(c) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Signatory may disclose or use Third Party Confidential Information in performing his, her or its duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of his, her or its association with the Company as an employee, officer and/or director; and (B) the Signatory may disclose any Third Party Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Signatory promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company’s expense or the expense of such third party) in the efforts, if any, of the Company or such third party to contest or limit the scope of such request or order.

(d) The Signatory’s obligations under Section 1(b) and/or Section 1(c) hereof not to use, disclose or communicate Confidential Information or Third Party Confidential Information to any person without the prior written consent of the Company shall not apply to any Confidential Information or Third Party Confidential Information which (i) is or becomes publicly known (as demonstrated by written evidence provided by the Signatory) under circumstances involving no breach by the Signatory of this Agreement and/or (ii) was or is approved for release by the Board of Directors of the Eliem Therpaeutics, Inc. (the “Parent”) or an authorized representative thereof.

(e) If the Signatory is in a management position, he or she shall be presumed to have had involvement with or Confidential Information about all aspects of the Company or and Company Group that he or she was employed with or provided services to except where the Signatory can prove otherwise as to some particular product or service by clear and convincing evidence.

(f) The obligations of the Signatory under this Section 1 are without prejudice, and are in addition, to any other obligations or duties of confidentiality, whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company or Company Group owes an obligation of confidentiality, provided the obligation to such other person is known to the signatory.

2. Publication. The Signatory hereby understands that the Company Group has a compelling business interest in preventing the publication (orally or in writing) of any manuscript, document or information containing Confidential Information, Third Party Confidential Information and/or a description of any unpatented Assigned Invention (as defined in Section 5(a) hereof) and, accordingly, the Signatory hereby agrees to submit to the Parent, at least ninety (90) days prior to publication, any manuscript, document or information that the Signatory intends to publish (orally or in writing) and that contains technical or scientific information or information about the Company Group or its business, in each case for purposes of ascertaining whether such manuscript, document or information contains Confidential Information, Third Party Confidential Information and/or any description of any Assigned Invention (whether or not patented). Notwithstanding the foregoing the Signatory shall not submit, and shall not be required to submit, any portion of any such manuscript, document, or information if and to the extent that such portion contains any confidential information of Third Parties that the Signatory does not have a legal right to disclose to the Parent. In the event that the Parent determines that any such manuscript, document or information contains Confidential Information, Third Party Confidential Information and/or any description of any Assigned Invention (whether or not patented), then, to the extent requested by the Parent, the Signatory shall delete from any such manuscript, document or information any and all references to such Confidential Information, Third Party Confidential Information and/or description of such Assigned Invention, and all references thereto. The Signatory shall, no later than thirty (30) days prior to such publication, resubmit to the Parent a revised draft of any such manuscript, document or information reflecting the deletion such Confidential Information, Third Party Confidential Information and/or description of such Assigned Invention, and all references thereto. Unless and until the Parent shall have given its written consent to any proposed publication (orally or in writing) by the Signatory of any manuscript, document or information, the Signatory shall not publish (orally or in writing) all or any portion of such manuscript, document or information. Nothing contained in this Section 2 shall be construed or deemed to limit, change, amend, alter, repeal or invalidate any of the Signatory’s obligations under Section 1 of this Agreement.

3. No Improper Disclosure or Use of Materials. The Signatory shall not improperly use or disclose to or for the Company’s or Company Group’s benefit any confidential information or trade secrets of (i) any former or future employer of the Signatory, (ii) any person to whom the Signatory has previously provided, currently provides or may in the future provide consulting or other services or (iii) any other person to whom the Signatory owes an obligation of confidentiality. The Signatory shall not bring onto the premises of the Company Group any unpublished documents or any property belonging to any person referred to in any of the foregoing clauses (i), (ii) or (iii) unless consented to, in writing, by such person and by the Parent.

4. Right to Inspect. The Signatory agrees that any of the Signatory’s property situated on the Company Group’s premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company Group personnel at any time with or without notice, in order to maintain compliance with this Agreement.

5. Inventions; Assignment.

(a) For purposes of this Agreement, the term “Inventions” shall mean all inventions, improvements, developments, ideas, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, and know-how (including all records pertaining to any of the foregoing), whether or not reduced to writing and whether or not patented or patentable or registered or registrable under patent, copyright, trademark or similar statute. For purposes of this Agreement, the term “Assigned Inventions” shall mean (i) any and all Inventions that are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Signatory, either alone or together with others, in the course of performing the Signatory’s duties and responsibilities to the Company or in the course of otherwise rendering any services to the Company Group during the Term (regardless of whether or not such Inventions were made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Signatory at the Company Group’s facilities or during regular business hours or utilizing resources of the Company Group) and (ii) any and all Inventions that arise out of or are based upon any Confidential Information or Third Party Confidential Information. For purposes of this Agreement, the term “Proprietary Rights” shall mean (x) any and all rights under or in connection with any patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade name applications, mask works, trade secrets and/or other intellectual property rights with respect to Assigned Inventions and (y) the goodwill associated with any and all of the rights referred to in the foregoing clause (x).

(b) The Signatory hereby agrees to hold any and all Assigned Inventions and Proprietary Rights in trust for the sole right and benefit of the Company, and the Signatory hereby assigns to the Company all of the Signatory’s right, title and interest in and to any and all Assigned Inventions and Proprietary Rights. The Signatory agrees to give the Company prompt written notice of any Assigned Invention or Proprietary Right and agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as the Company may request to evidence, confirm or perfect the assignment of all of the Signatory’s right, title and interest in and to any Assigned Invention or Proprietary Right pursuant to the foregoing provisions of this Section 5(b). The Signatory hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that the Signatory may now or hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(c) The Signatory hereby acknowledges and agrees that those Assigned Inventions that are original works of authorship protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. The Signatory hereby waives all of his or her present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Assigned Inventions or Proprietary Rights, and agrees not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

(d) At the request of the Company, the Signatory will assist the Company in every proper way (including, without limitation, by executing patent applications) to obtain and enforce in any country in the world Proprietary Rights relating to any or all Assigned Inventions. The Signatory’s obligation under this Section 5(d) shall continue after the termination of the Signatory’s association with the Company as an employee, officer or director. If and to the extent that, at any time after the termination of the Signatory’s association with the Company as an employee, officer and/or director, the Company requests assistance from the Signatory with respect to obtaining and enforcing in any country in the world any Proprietary Rights relating to Assigned Inventions, the Company shall compensate the Signatory at a reasonable rate for the time actually spent by the Signatory on such assistance.

(e) By this Agreement, the Signatory hereby irrevocably constitutes and appoints the Company as his, her or its attorney-in-fact for the purpose of executing, in the Signatory’s name and on his, her or its behalf, (i) such instruments or other documents as may be necessary to evidence, confirm or perfect any assignment pursuant to the provisions of this Section 5 or (ii) such applications, certificates, instruments or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world. This power of attorney is coupled with an interest on the part of the Company and is irrevocable.

(f) Without the prior written consent of the Company, the Signatory shall not, at any time (including, without limitation, at any time after the termination of the Signatory’s association with the Company as an employee, officer and/or director), file, cause to be filed or consent to the filing of any patent, trademark, service mark, trade name or copyright application with respect to, or claiming, any Assigned Inventions or Proprietary Rights.

(g) The obligations of the Signatory under this Section are without prejudice, and are in addition to, any other obligations or duties of the Signatory, whether express or implied or imposed by applicable law, to assign to the Company all Assigned Inventions and all Proprietary Rights.

In the event that the Signatory, alone or with others, incorporates into his or her work for Company any inventions, copyright eligible works, trade secrets, trademarks or other items of intellectual property that the Signatory owns or controls and that are not assigned to Company or the Company Group via this Agreement or some prior agreement, then the Signatory hereby grants Company an irrevocable, perpetual, fully paid-up, royalty-free, worldwide license to make, use, sell, reproduce, display, modify, or distribute such item and its derivatives in the Company Group’s products and services at Company’s discretion and without any obligation to provide attribution, royalties, or other compensation to the Signatory. If the Signatory claims rights to or in any invention or computer program or software created or conceived prior to employment with the Company, then the Signatory will initial where indicated below and attach in writing an Appendix B describing the item (without revealing any trade secrets); and if the Signatory makes no such claim then Signatory so indicates by initialing beside “None” below:

/s/ VM None, or _________ See Appendix B attached;

If the Signatory fails to initial either option above, it shall be presumed that “None” applies.

6. Agreement Not to Compete and Non-Solicitation.

(a) The Signatory hereby agrees that, during the period commencing on the date of this Agreement and ending on the effective date of the termination of the Signatory’s employment or other association with the Company, the Signatory will remain loyal to the Company and will not engage in any activities that create a conflict of interest. The Signatory understands that it will be a conflict of interest for him or her to pursue business activities that compete with the Company Group while employed with the Company or engage in material preparations to do so. The Signatory will promptly inform the Company of any business opportunities related to the Company Group’s line of business, and will not pursue any such business opportunities independent from the Company without advance written authorization from the Parent to do so.

(b) In view of the unique nature of the business of the Company Group and the need of the Company to protect its trade secrets, the Signatory hereby agrees that, during the Restricted Period (as defined in Section 6(c) below), the Signatory shall not, directly or indirectly, within the Restricted Area (as defined in Section 6(c) below):

(i)

own an interest in (except as a holder of no more than five percent (5%) of the shares of any publicly traded corporation), finance, control, or otherwise hold a material interest in any Competitive Business (as defined in Section 6(c) below) or any corporation, partnership, limited liability company, business, enterprise, venture or other person or entity that is engaged or participates in any Competitive Business (each, a “Competitive Business Entity”); or

(ii)	engage or participate in, manage, supervise, act as an employee in, consult or provide services to a Competitive Business within the Restricted Area; or

(iii)

solicit (as defined below), knowingly induce or encourage any person or entity who at any time during the Protected Period was a customer, client, supplier, partner, contributor or employee of the Company Group, with whom or with which at any time during the Protected Period the Signatory had material personal dealings or acquired Confidential Information, to cease their relationship or reduce business activity conducted with the Company Group.

SIGNATORY ACKNOWLEDGES THAT THESE RESTRICTIONS SHALL APPLY AND BE BINDING REGARDLESS OF CHANGES IN HIS/HER TITLE, POSITION, DUTIES, GEOGRAPHIC LOCATION, RESPONSIBILITIES OR COMPENSATION DURING SIGNATORY’S EMPLOYMENT.

(c) For purposes of this Section 6, the following terms shall have the meanings provided therefor below:

“Competitive Business” shall mean any business engaged in the research, development, sale or marketing of any product, therapy or pharmaceutical that could reasonably be construed as being competitive with any product, therapy or pharmaceutical being researched, developed, marketed or sold by the Company Group as at the Termination Date and/or during the Protected Period (including but not limited to its current programs relating to PEA and NAAA Inhibition, and any programs initiated or engaged by the Company Group during the Signatory’s tenure with the Company), that Signatory has been materially concerned or involvement with or about which Signatory has Confidential Information during the Protected Period.

“Protected Period” shall mean the 12 months immediately preceding the earlier of the Termination Date and the Signatory’s commencement of any period of garden leave.

“Restricted Area” shall mean any jurisdiction in which the Company Group conducts business.

“Restricted Period” shall mean: (A) in respect of sections 6(b)(i) and (ii) the period commencing on the date of this Agreement and ending 9 months after the Termination Date (or, if earlier, 9 months after the commencement of a period of garden leave); and (B) in respect of section 6(b)(iii) the period commencing on the date of this Agreement and ending one year after the Termination Date (or, if earlier, one year after the commencement of a period of garden leave).

“Solicit” and related terms such as “soliciting” or engaging in “solicitation” mean to engage in contacts, acts, or communications, whether directly engaged in by the Signatory in person or indirectly engaged in through the use or control of others, that cause or induce, attempt to cause or induce, or can be reasonably expected to cause or induce a party to engage in a particular action or conduct, regardless of who first initiates the contact or communication, or whether or not the communication at issue is in response to a request for information or not.

“Termination Date” shall mean the date on which the Signatory’s employment terminates.

If at any time the provisions of this Section 6 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6 shall be considered divisible and shall become and be automatically amended to apply only to such area, duration and scope of activity as shall be determined to be reasonable by the court or other body having jurisdiction over the matter; and the Signatory agrees that this Section 6, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

7. Return of Documents. The Signatory will promptly deliver to the Company, upon the termination of the Signatory’s association with the Company as an employee, officer and/or director or, if earlier, upon the request of the Company, all documents and other tangible media (including all originals, copies, reproductions, digests, abstracts, summaries, analyses, notes, notebooks, drawings, manuals, memoranda, records, reports, plans, specifications, devices, formulas, storage media, including software, and computer printouts) in the Signatory’s actual or constructive possession or control that contain, reflect, disclose or relate to any Confidential Information, Third Party Confidential Information, Assigned Inventions or Proprietary Rights. The Signatory will destroy any related computer entries on equipment or media not owned by the Company Group.

8. No Use of Name, Etc. Without the prior written consent of the Parent, the Signatory shall not, at any time (including, without limitation, at any time after the termination of the Signatory’s association with the Company as an employee, officer and/or director), use, for himself or herself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or any member of the Company Group or the name of any product or service produced or provided by the Company Group. Without the prior written consent of the Parent, the Signatory shall not, at any time after the termination of the Signatory’s association with the Company as an employee, officer and/or director, directly or indirectly represent himself or herself, whether on his, her or its behalf or on behalf of any other person, as then being in any way connected or associated with the Company.

9. Use of Voice, Image and Likeness. Signatory gives the Company permission to use any and all of the Signatory’s voice, image and likeness, with or without using his/her name, in connection with the products and/or services of the Company Group, for the purposes of advertising and promoting such products and/or services and/or the Company Group, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

10. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, the Signatory will devote his/her full business/professional time and attention to the Company’s business. The Signatory also agrees that s/he will not engage in any other business activity that conflicts with his or her duties to the Company (e.g., being employed by, associated with or having a financial interest in a Company customer, vendor, supplier or any entity engaged in business with the Company Group) or otherwise violates the Code of Conduct, unless the Signatory receives prior approval in writing from a representative of the Parent’s Legal Department. The Signatory will take whatever action is requested of him/her by the Company to resolve any conflict or appearance of conflict that it finds to exist.

11. Non-disparagement. Prior to and following the date the Signatory’s employment or association with the Company terminates, Signatory agrees to refrain from publicly or privately taking actions or making statements, written or oral, which are vulgar, obscene, threatening, intimidating, harassing, or a violation of the Company Group’s workplace policies against discrimination, harassment, or hostility on account of age, race, religion, sex, ethnicity, nationality, disability, or other protected status, or characteristic, or which are defamatory, false or might reasonably be expected to be defamatory or false.

12. No Conflicting Obligation. The Signatory represents that the Signatory is free to enter into this Agreement and that the Signatory’s performance of all of the terms of this Agreement and of all of the Signatory’s duties and responsibilities as an employee, officer and/or director of the Company do not and will not breach (i) any agreement to keep in confidence information acquired by the Signatory in confidence or in trust, (ii) any agreement to assign to any third party inventions made by the Signatory and/or (iii) any agreement not to compete against the business of any third party. The Signatory further represents that she has not made and will not make any agreements in conflict with this Agreement.

13. Unique Nature of Agreement; Specific Enforcement. The Company and the Signatory agree and acknowledge that the rights and obligations set forth in this Agreement are of a unique and special nature and that the Company is, therefore, without an adequate legal remedy in the event of the Signatory’s violation of any of the covenants set forth in this Agreement. The Company and the Signatory agree, therefore, that, in addition to all other rights and remedies, at law or in equity or otherwise, that may be available to the Company, each of the covenants made by the Signatory under this Agreement (including, without limitation, the covenants made by the Signatory herein) shall be enforceable by injunction, specific performance or other equitable relief, without any requirement that the Company or any member of the Company Group have to post a bond or undertaking in damages or that the Company have to prove any damages, and with recovery of its attorneys’ fees and costs incurred in securing such relief. The Signatory hereby agrees, in connection with any action or proceeding to enforce any provisions of this Agreement, to waive any claim or defense that the Company has an adequate remedy at law.

14. Miscellaneous.

14.1. Exit Interview. If and when Signatory departs from the Company, Signatory may be required to attend an exit interview and sign an acknowledgement form to reaffirm Signatory’s acceptance and acknowledgement of the obligations set forth in this Agreement. During the Restricted Period following termination of Signatory’s association with the Company as an employee, officer or director, Signatory will notify the Company of any change in his/her address and of each subsequent employment or business activity, including the name and address of Signatory’s employer or other post-Company employment plans and the nature of Signatory’s activities.

14.2. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. Signatory agrees that any Confidential Information received by him/her in the course of the Signatory’s employment and subject to a prior agreement between the Signatory and the Company or any member of the Company Group as to confidentiality, remains confidential and shall be subject to the terms of this Agreement. Signatory further agrees that his/her obligations regarding Assigned Inventions and Proprietary Rights under any prior agreement between the Signatory and any member of the Company Group are subject to the terms of this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

14.3. Waiver. No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

14.4. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company for no additional consideration and without Signatory’s consent to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). “Affiliate of the Company” means any person which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Signatory may not assign or transfer any or all of his, her or its rights or obligations under this Agreement.

14.5. Jurisdiction and Venue. In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction in England, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy.

14.6. Severability. All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

14.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales, excluding choice of law rules thereof.

14.8 Disclosure. The Signatory shall disclose the existence and terms of this Agreement to any employer or other person that the Signatory may work for or be engaged by during the Term and thereafter. The Signatory agrees that the Company may provide a copy of this Agreement to any business or enterprise (i) which the Signatory may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which the Signatory may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which the Signatory may use or permit the Signatory’s name to be used. The Signatory will provide the names and addresses of any of such persons or entities as the Company may from time to time reasonably request.

14.9 Notices. Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, postage prepaid, or sent by electronic mail with a confirmation copy by regular, certified or overnight mail, postage prepaid, to such party at the address, telecopier number or email address, as the case may be, set forth below or such other address, telecopier number, or email address, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

(i)	if to the Company, to:

c/o Eliem Therapeutics, Inc.

23515 NE Novelty Hill Rd

Suite B221 #125

Redmond WA 98053

USA

With a copy sent by email on the same day to James B. Bucher if to the Signatory, to the address maintained by the Company.

All such notices, requests and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mail, on the third day following deposit into the mail; (iii) in the case of facsimile transmission, when confirmed by facsimile machine report, and (iv) in the case of electronic mail, upon receipt of an electronic message confirming delivery.

14.10 Communications With Governmental Entities. Nothing in this Agreement, including but not limited to Sections 1, 2 and 11, prohibits Signatory from reporting possible violations of United States federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of national or federal law or regulation. Signatory does not need the prior authorization of the Company to make any such reports or disclosures and Signatory is not required to notify the company that she has made such reports or disclosures.

Further, notwithstanding anything in this Agreement to the contrary, Signatory shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any trade secret of the Company if the disclosure is (a) made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of or reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation or victimisation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

THE SIGNATORY HAS HAD SUFFICIENT TIME TO READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS. The parties enter into this Agreement voluntarily and will not claim it was entered into under coercion or duress, or without full knowledge of its terms.

[SIGNATURE PAGE FOLLOWS]

In witness this Deed has been executed on		15/07/2021	2020

Executed as a Deed	)
by Valerie Morisset	)	/s/ Valerie Morisset
in the presence of:	)

Signature of witness:/s/ Helen Gaby

Name: Helen Gaby

Address: —

Occupation: Senior Director Operations UK

Executed as a Deed	)
(but not delivered until the date	)
appearing at the head of this page	)	/s/ Valerie Morisset
by Eliem Therpaeutics (UK) Ltd	)
acting by Valerie Morisset	)
a director in the presence of:	)

Director

Signature of witness:/s/ Helen Gaby

Name: Helen Gaby

Address: —

Occupation: Senior Director Operations UK

APPENDIX B

EXHIBIT B

TERMINATION OF EMPLOYMENT

1.	Termination by the Company without Cause or by the Executive for Good Reason Not in Connection with a Change in Control.

a.

The Company shall have the right to terminate your employment with the Company pursuant to this Paragraph 1 at any time without “Cause” (as defined in Paragraph 3(b) below) by giving written notice as described in the Agreement. A termination pursuant to Paragraph 5 (upon Death or Disability) below is not a termination without Cause for purposes of receiving the benefits described in this Paragraph 1.

b.

If (i) the Company terminates Executive’s employment at any time without Cause or Executive terminates her employment with the Company for “Good Reason” (as defined in Paragraph 1(h) below), in either case not in connection with a Change in Control (as defined in Paragraph 9), (ii) the date of Executive’s separation of employment with the Company occurs before the closing of the sale of the Eliem Therapeutics, Inc. (the “Parent”) Common Stock pursuant to an effective registration statement of the Parent filed under the United States’ Securities Act of 1933, as amended (the “IPO”), and (iii) such termination constitutes a “separation from service” (as defined under United States Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined in Paragraph 1(e) below), and if Executive complies with the obligations in Paragraph1(d) below (including but not limited to the Release (as defined in Paragraph 1(d) below) requirement), Executive shall also be eligible to receive the following “Pre-IPO Severance Benefits:”

i.

The Company will pay Executive an amount equal to Executive’s then current Base Salary for nine (9) months (which shall be inclusive of any entitlement to notice or PILON under the Agreement), less all applicable withholdings and deductions (“Pre-IPO Severance”), paid in equal instalments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Paragraph 1(d) below), with the remaining instalments occurring on the Company’s regularly scheduled payroll dates thereafter.

ii.

The Company shall pay Executive an amount equal to Executive’s pro rata discretionary annual fiscal year performance bonus (the “Annual Bonus”) (based on the target amount that Company has determined for the Executive for the year in which termination occurs (the “Target Amount”)) for the calendar year in which Executive’s termination occurs (i.e., for the period from January 1 through and including the date of Executive’s separation of employment with the Company), payable subject to income tax and national insurance withholding requirements and such other deductions as the Company is required by law to make on the Company’s first regularly scheduled payroll date following the Release Effective Date.

iii.

The vesting of the unvested portion of any equity awards then held by Executive that are scheduled to vest and become exercisable under a time-based or service-based schedule in the nine (9) month period immediately following the termination date shall be accelerated and shall be deemed immediately vested and exercisable as of Executive’s termination date (and, for clarity, if any unvested equity award is in the form of restricted stock that is subject to a share reacquisition or repurchase right on behalf of the Company or Parent, such reacquisition or repurchase right will lapse as to the shares of stock that are scheduled to vest under such time-based schedule over the nine (9) month period immediately following the termination date).

c.

In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason not in connection with a Change in Control but after the Company consummates an IPO, then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s compliance with Paragraph 1(d) below, including but not limited to the Release requirement, then Executive will be eligible for the following “Post-IPO Severance Benefits:”

i.

The Company will pay Executive an amount equal to Executive’s then current Base Salary for eighteen (18) months (which shall be inclusive of any entitlement to notice or PILON under the Agreement), less all applicable withholdings and deductions (“Post-IPO Severance”), paid in equal instalments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date, with the remaining instalments occurring on the Company’s regularly scheduled payroll dates thereafter.

ii.

The Company shall pay Executive an amount equal to Executive’s pro rata Annual Bonus (based on the Target Amount) for the calendar year in which Executive’s termination occurs (i.e., for the period from January 1 through and including the date of Executive’s separation of employment with the Company), payable subject to income tax and national insurance withholding requirements and such other deductions as the Company is required by law to make on the Company’s first regularly scheduled payroll date following the Release Effective Date.

iii.

The vesting of the unvested portion of any equity awards then held by Executive that are scheduled to vest and become exercisable under a time-based or service-based schedule in the twelve (12) month period immediately following the termination date shall be accelerated and shall be deemed immediately vested and exercisable as of Executive’s termination date (and, for clarity, if any unvested equity award is in the form of restricted stock that is subject to a share reacquisition or repurchase right on behalf of the Company or Parent, such reacquisition or repurchase right will lapse as to the shares of stock that are scheduled to vest under such time-based schedule over the twelve (12) month period immediately following the termination date).

d.

Executive shall receive the Severance pursuant to Paragraph 1(b) or 1(c) of this Exhibit, as applicable, if: (i) within the timeframe provided by the Company, which shall be no later than the 60th day following the date of Executive’s Separation from Service, she has signed and delivered to the Company a settlement agreement containing an effective, general release of claims in favour of the Company and its affiliates and representatives, in the form presented by the Company (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if she holds any other positions with the Company or any Affiliate, including a position on the Company or Parent Board of Directors (the “Board”), she resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) she returns all Company property; (iv) she complies with her post-termination obligations under this Agreement (including the NDDNC Agreement); and (v) she complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any severance payments are deferred compensation under Internal Revenue Code of 1986, as amended (the “Code”), and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of Severance will not be made or begin until the later calendar year.

e.

For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination (paid within the timeframe required by applicable law), (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

f.

The Pre-IPO Severance Benefits and Post-IPO Severance Benefits provided to Executive pursuant to Paragraph 1 or the Change in Control Severance Benefits (as defined below) pursuant to Paragraph 2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program or agreement.

g.

Any damages caused by the termination of Executive’s employment without Cause or by the Executive for Good Reason would be difficult to ascertain; therefore, the Pre-IPO Severance Benefits and Post-IPO Severance Benefits or the Change in Control Severance Benefits for which Executive is eligible pursuant to Paragraph 1(b), 1(c) or 2(a) in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

h.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction in Executive’s Base Salary or Target Amount, which the parties agree is a reduction of at least ten percent (10%) of Executive’s Base Salary or Target Amount as in effect immediately prior to the time such reduction occurs (unless pursuant to a salary reduction or target bonus reduction program applicable generally to the Company’s similarly situated executive officers); (ii) a change in Executive’s position, responsibilities, authority or offices that, results in a material diminution of position, responsibilities, authority or offices, provided, however, that the Company’s hiring of personnel to handle duties that Executive was responsible for but which are not regularly associated with Executive’s position will not be a “material diminution” of position, responsibilities, authority or offices; (iii) a material breach by the Company or any successor entity of any employment-related contract between the Company and Executive; or (iv) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens her one-way commute distance by fifty (50) or more miles from her then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of her intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that she believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within sixty (60) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that her employment with the Company is being terminated; and (4) Executive voluntarily terminates her employment within sixty (60) days following the end of the Cure Period. For purposes of clarity, a material reduction in Executive’s position, responsibilities, authority or offices that occurs as a result of the Company being acquired and made part of a larger entity shall constitute a Good Reason event under (ii), above.

2.	Termination by the Company without Cause or Resignation by Executive for Good Reason in Connection with a Change in Control.

a.

In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason during the three (3) months prior to, as of, or within twelve (12) months following the effective date of a Change in Control (“Change in Control Termination Date”), then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s compliance with Paragraph 1(d), including but not limited to the Release requirement and Executive’s continued compliance with Executive’s obligations to the Company under Executive’s NDDNC Agreement, then Executive will be eligible for the following “Change in Control Severance Benefits:”

i.

The Company will pay Executive an amount equal to Executive’s then current Base Salary and Annual Bonus (based on the Target Amount) for eighteen (18) months (which shall be inclusive of any entitlement to notice or PILON under the Agreement), less all applicable withholdings and deductions (“Post-IPO Severance”), paid in a single lump sum on the Company’s first regularly scheduled payroll date following the Release Effective Date.

ii.

In the event that the Parent’s successor or surviving entity in a Change in Control has assumed or substituted the unvested portion of Executive’s equity awards in accordance with the terms thereof (including with the Executive’s consent, where applicable), THEN, effective as of Executive’s Change in Control Termination Date, the vesting and exercisability of all outstanding unvested Parent equity awards that are held by Executive as of immediately prior to the Change in Control Termination Date and are scheduled to vest and become exercisable under a time-based, performance-based or service-based schedule shall be deemed immediately vested and exercisable as of Executive’s termination date (and, for clarity, if any unvested equity award is in the form of restricted stock that is subject to a share reacquisition or repurchase right on behalf of the Company or Parent, such reacquisition or repurchase right will lapse as to the shares of stock that are scheduled to vest under such time-based schedule immediately following the termination date).

b.

In the event that the Parent’s successor or surviving entity in a Change in Control does not offer to assume or substitute the unvested portion of Executive’s equity awards, and the unvested awards will otherwise terminate, THEN effective immediately prior to such Change in Control, the Parent shall take such actions as are necessary under the terms of such awards to cause the unvested portion of the Executive’s equity awards to vest and (if applicable) become exercisable.

c.

“Change in Control” is defined at Paragraph 9, which supersedes any other definitions of Change in Control for all purposes related to Executive’s employment with the Company, including but not limited to equity incentive grants.

3.	Termination by the Company for Cause.

a.	The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Paragraph 6.

b.

“Cause” for termination means the occurrence of any one or more of the following: (i) any indictment or charge of Executive for a felony or indictable offence under applicable law; (ii) Executive’s commission of or participation in (A) a fraud or embezzlement against the Company or its affiliates or (B) act of dishonesty against the Company or its affiliates that results in (or would reasonably be expected to result in) material harm to the business of the Company or the Parent; (iii) Executive’s material violation of any contract or agreement between Executive and the Company or Parent, any statutory or fiduciary duty Executive owes to the Company or Parent under applicable law, or any material Company or Parent policy; or (iv) Executive’s wilful conduct that constitutes gross misconduct, insubordination, incompetence or habitual neglect of duties and that results in (or would reasonably be expected to result in) material harm to the business of the Company or Parent; provided, however, that the conduct described under clause (iii) or (iv) above, if deemed curable by the Parent Board in its reasonable discretion, will only constitute Cause if such conduct is not cured within thirty (30) days after Executive’s receipt of written notice from the Company, the Parent or the Parent Board specifying the particulars of the conduct that may constitute Cause.

c.

In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Pre-IPO Severance Benefits, Post-IPO Severance Benefits, the Change in Control Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

4.	Resignation by Executive (other than for Good Reason).

a.	Executive may resign from Executive’s employment with the Company at any time by giving notice as described in the Agreement.

b.

In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason), Executive will not receive the Pre-IPO Severance Benefits, Post-IPO Severance Benefits, the Change in Control Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

5.	Termination by Virtue of Death or Disability of Executive.

a.

In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, provide to the Executive’s legal representatives Executive’s Accrued Obligations.

b.

Termination by the Company of the Executive’s employment based on “Disability” shall mean termination because the Executive is unable due to a physical or mental impairment to perform the essential functions of her position with or without reasonable adjustment for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. In the event Executive’s employment is terminated based on the Executive’s

Disability, Executive will not receive any severance benefits pursuant to this Exhibit B, or any other severance compensation or benefit other than as required by law, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.	Notice; Effective Date of Termination.

a.	Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

i.	the date specified in the notice given by the Company;

ii.	immediately upon the Executive’s death;

iii.

six (6) months after the Executive gives written notice to the Company of Executive’s resignation not for Good Reason, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or

iv.	for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Paragraph 1(h).

b.	In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

7.

Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company or Parent is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company or Parent.

8.	Section 409A.

a.

Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance shall not commence until the Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each instalment of severance is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance is intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and the Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance payments shall be delayed until the earlier of (i) six (6) months and one day after the Executive’s separation from service, or (ii) the Executive’s death. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.

b.

It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

9.	Definition of “Change in Control”

a.	“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

i.

any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Parent representing more than 50% of the combined voting power of the Parent’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Parent directly from the Parent, (B) on account of the acquisition of securities of the Parent by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Parent’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Parent through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Parent reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Parent, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

ii.

there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Parent and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Parent immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Parent immediately prior to such transaction;

iii.

there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Parent and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Parent and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Parent in substantially the same proportions as their Ownership of the outstanding voting securities of the Parent immediately prior to such sale, lease, license or other disposition; or

iv.

the Continuing Directors (as defined below) do not constitute a majority of the Parent Board (or, if applicable, the Board of a successor corporation to the Parent), where the term “Continuing Director” means at any date a member of the Parent Board (A) who was a member of the Parent Board on the Effective Date or (B) who was nominated or elected subsequent to such date by a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Parent Board was recommended or endorsed by a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Parent Board, is excluded from clause (iv)(B) above.

Notwithstanding the foregoing definition, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Parent.

b.	For purposes of the definition of Change in Control, the following definitions shall apply:

i.

“Affiliate” means, at the time of determination, any “parent” or “majority owned subsidiary” of the Parent, as such terms are defined in Rule 405. The Parent Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

ii.	“Common Stock” means the common stock of the Parent.

iii.	“Entity” means a corporation, partnership, limited liability company or other entity.

iv.

“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the United States’ Securities Act of 1933, as amended), except that “Exchange Act Person” will not include (i) the Parent or any Subsidiary of the Parent, (ii) any employee benefit plan of the Parent or any Subsidiary of the Parent or any trustee or other fiduciary holding securities under an employee benefit plan of the Parent or any Subsidiary of the Parent, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their Ownership of stock of the Parent; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Parent representing more than 50% of the combined voting power of the Parent’s then outstanding securities.

v.

“Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

vi.	“Rule 405” means Rule 405 promulgated under the United States’ Securities Act of 1933, as amended.

vii.

“Subsidiary” means, with respect to the Parent, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Parent, and (ii) any partnership, limited liability company or other entity in which the Parent has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.